Exhibit 99.1

In Amended Letter Of Intent, OriginClear’s Water On Demand and Fortune Rise Acquisition Corporation Nominate A New Target For Merger

Non-binding agreement sets basis for further negotiations.

Metuchen, NJ and Clearwater, FL – September 28, 2023 – Fortune Rise Acquisition Corporation (Nasdaq: FRLA) and OriginClear Inc. (OTC Other: OCLN), the Clean Water Innovation Hub™, announce that FRLA and OriginClear subsidiary, Water On Demand Inc. (WODI), currently the sponsor of FRLA, have agreed to nominate a new target for acquisition by FRLA. The new target is Progressive Water Treatment Inc., a Texas corporation (PWT). PWT recently merged with WODI.

“Progressive Water Treatment is a target with both a lengthy operating history and significantly increased revenue since 2021”, said Riggs Eckelberry, OriginClear CEO and Chairman of Water On Demand. “We believe, and the Board of FRLA agrees, that the combination of Progressive Water Treatment with Water On Demand and its Modular Water Systems business unit creates compelling value for the intended merger.”

Accordingly, the Letter of Intent (“LOI”) executed January 5, 2023 with WODI has been amended to designate PWT as the new target of the acquisition. Under the revised/amended LOI, FRLA proposes to acquire all the outstanding securities of PWT, based on certain material financial and business terms and conditions being met. The LOI is not binding on the parties and is intended solely to guide good-faith negotiations toward definitive agreements.

The parties will work together in good faith with their respective advisors to agree on a structure for the business combination that is most expedient to the consummation of the acquisition. Pursuant to the LOI, it is proposed that FRLA will acquire 100% of the outstanding equity securities of PWT, including all shares of common stock, preferred stock, outstanding options and warrants. In return, PWT equity holders will receive shares of common stock of FRLA and any outstanding options and warrants will be assumed by FRLA in accordance with their terms.

Subject to meeting Nasdaq quantitative and qualitative listing requirements, upon the closing of the business combination, the newly-combined entity anticipates trading publicly on Nasdaq under a new trading symbol.

The precise structure of the business combination, including the allocation of stock and/or cash consideration paid to the PWT equity holders, will be negotiated to meet the needs of all parties including management of PWT and key equity holders.

About Fortune Rise Acquisition Corporation

FRLA is a blank check company incorporated in February 2021 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

FRLA is a "shell company" as defined under the Securities Exchange Act of 1934, as amended, because it has no operations and nominal assets consisting almost entirely of cash. FRLA will not generate any operating revenues until after the completion of its initial business combination, at the earliest. To date, FRLA’s efforts have been limited to organizational activities and activities related to its initial public offering as well as the search for a prospective business combination target.

Advisors

EF Hutton, a division of Benchmark Investments, LLC is acting as Capital Markets Advisor in the transaction.

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About Progressive Water Treatment and Water on Demand

Once a government monopoly, clean water is going private. Local industries and communities are now treating and recycling their own water, helping to reduce the burden on municipal systems and save on fast-rising water rates while also responding to the challenge of climate change. That’s good for business and good for sustainability. Now, the innovative fintech, Water On Demand™, is enabling clean water to become an investable asset, open to main street investors, with the potential for generational royalties. In 2023, OriginClear contributed its Modular Water Systems division to give Water On Demand the downsized technology that businesses need for on-site water treatment and recycling. Later in 2023, OriginClear contributed Progressive Water Treatment, a 25-year veteran engineered solutions subsidiary based in McKinney, Texas, adding the ability to execute on larger and more prestigious installations. “OriginClear has retained a commanding percentage of the new combined company,” said Riggs Eckelberry, OriginClear CEO. “Our longtime shareholders can confidently expect that the parent company will continue to benefit greatly from any positive outcomes of this new, consolidated company, which due to its senior operating history, will adopt the name of Progressive Water Treatment, Inc.”

About OriginClear

OriginClear® is the Clean Water Innovation Hub™, dedicated to launching new ventures such as Water On Demand and Modular Water Systems™ – a leader in onsite, prefabricated systems made with sophisticated materials that can last decades. Another OriginClear subsidiary acquired in 2015, Progressive Water Treatment, was key to achieving a company-wide increase of 250% in revenues from 2021 to 2022, and has now merged with Water On Demand and Modular Water Systems intended to create better enterprise value for a potential merger. Get live weekly updates every Thursday by signing up at www.originclear.com/ceo.

For more information, visit the company’s website: https://www.originclear.com/

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No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor Statement

Matters discussed in this release contain forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "may," "intend," "expect," “plans” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.

These forward-looking statements are based largely on the expectations of FRLA and OriginClear and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with OriginClear’s history of losses and need to raise additional financing, the acceptance of OriginClear’s products and technology in the marketplace, OriginClear’s ability to demonstrate the commercial viability of its products and technology and its need to increase the size of our organization, and if or when OriginClear will receive and/or fulfill its obligations under any purchaser orders. Further information on FRLA’s and OriginClear’s risk factors is contained in each company’s respective quarterly and annual reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason except as may be required under applicable law.

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Media Contact
The Pontes Group
Lais Pontes Greene (954) 960-6083
lais@thepontesgroup.com
www.thepontesgroup.com

Investor Relations and Press Contact:
Devin Angus
Toll-free: 877-999-OOIL (6645) Ext. 3
International: +1-323-939-6645 Ext. 3
Fax: 323-315-2301
ir@OriginClear.com
www.OriginClear.com

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